Filed Pursuant to Rule 424(b)(3)
Registration No. 333-107976

PROSPECTUS SUPPLEMENT DATED November 26, 2003
(To Prospectus filed on November 19, 2003)

LSI LOGIC CORPORATION

$350,000,000

4.00% Convertible Subordinated Notes due May 15, 2010 and
the Shares of Common Stock Issuable Upon Conversion of the Notes

     This Prospectus Supplement, together with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

     The table captioned “Selling Securityholders” commencing on page 42 of the Prospectus is hereby amended to reflect the following additions and changes.

	Principal Amount at
	Maturity of Notes		Number of Shares of	Percentage of
	Beneficially Owned	Percentage of Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May Be Sold(1)	Outstanding(2)

Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd. (20)	$6,600,000	1.9%	491,802	*
Chysler Corporation Master Retirement Trust (40)	$2,375,000	*	176,974	*
Delta Air Lines Master Trust – CV (40)	$985,000	*	73,397	*
Delta Pilots Disability & Survivorship Trust – CV (40)	$475,000	*	35,394	*
HRF CA Global Select Master Trust Account (23)	$200,000	*	14,903	*
KBC Financial Products USA Inc. (39)	$305,000	*	22,727	*
Lexington Vantage Fund c/o TQA Investors, LLC (9)	$92,000	*	6,855	*
Lord Abbett Investment Trust – LA Convertible Fund (5)	$570,000	*	42,473	*
Microsoft Corporation (40)	$1,555,000	*	115,871	*
MLQA Convertible Securities Arbitrage (42)	$5,000,000	1.4%	372,578	*
Motion Picture Industry Health Plan — Active Member Fund (40)	$245,000	*	18,256	*
Motion Picture Industry Health Plan — Retiree Member Fund (40)	$165,000	*	12,295	*
OCM Convertible Trust (40)	$1,955,000	*	145,677	*
Partner Reinsurance Company Ltd. (40)	$830,000	*	61,847	*

	Principal Amount at
	Maturity of Notes		Number of Shares of	Percentage of
	Beneficially Owned	Percentage of Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May Be Sold(1)	Outstanding(2)

Qwest Occupational Health Trust (40)	$270,000	*	20,119	*
State Employees’ Retirement Fund of the State of Delaware (40)	$1,105,000	*	82,339	*
TCW Group, Inc. (41)	$6,900,000	2.0%	514,157	*
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Ltd. (37)	$7,750,000	2.2%	577,495	*
Vanguard Convertible Securities Fund, Inc. (40)	$9,290,000	2.7%	692,249	*

*	Less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 74.5156 shares per $1,000 principal amount of the notes (representing an initial conversion price of approximately $13.42 per share of common stock). However, this conversion price will be subject to adjustment as described in the Prospectus under “Description of Notes—Conversion of Notes.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 378,750,957 shares of common stock outstanding as of August 8, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(5)	The Lord Abbett Convertible Management Team has voting or investment power over these securities.

(9)	Robert Butman, John Idone, George Esser, Paul Bucci and Bart Tesoriero have voting or investment power over these securities.

(20)	Henry Cox and Thomas Marshall have voting or investment power over these securities.

(23)	Bruce McMahan, Saul Schwartzman and John Gordon have voting or investment power over these securities.

(37)	Because this selling securityholder is a wholly-owned subsidiary of UBS AG, a Switzerland corporation, no individual or group has voting or investment power over these securities.

(39)	KBC Financial Products USA Inc. exercises voting and investment control over any shares of common stock issuable upon conversion of the Notes owned by this Selling Securityholder. Mr. Luke Edwards, Managing Director, exercises voting and investment control on behalf of KBC Financial Products USA Inc.

(40)	Oaktree Capital Management LLC is the investment manager of the Selling Securityholder with respect to the aggregate principal amount at maturity set forth next to such Selling Securityholder’s name. Oaktree does not own any equity interest in the Selling Securityholder, but has voting and dispositive power over the aggregate principal amount at maturity set forth next to the Selling Securityholders’ name. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the Selling Securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the Notes held by all Selling Securityholders, except for their pecuniary interest therein.

(41)	Thomas Lyon has voting or investment power over these securities.

(42)	MLIM, LLC has voting or investment power over these securities.